Exhibit 10.1

UNITED STATES CELLULAR CORPORATION (the “Company”)

Compensation Plan for Non-Employee Directors (the “Plan”)

As Amended, Effective August 29, 2007

The purpose of the Plan is to provide appropriate compensation to non-employee directors for their service to the Company and to ensure that qualified persons serve as non-employee members of the Board of Directors.

The Plan was approved pursuant to the authority granted in Section 12 of Article III of the Company’s By-Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.

Board Service

Each director of the Company who is not an employee of the Company, Telephone and Data Systems, Inc. (“TDS”), TDS Telecommunications Corporation, or any other subsidiary of TDS (“non-employee director”) will receive:

1.               An annual director’s retainer fee of $45,000 paid in cash.

2.               An annual award of $45,000 paid in the form of the Company’s Common Shares, which shall be distributed in March on or prior to March 15 of each year, beginning in March, 2008, for services performed during the 12 month period that commences on March 1 of the immediately preceding calendar year and ends on the last day of February of the calendar year of payment. The number of shares shall be determined on the basis of the closing price of the Company’s Common Shares, as reported in the American Stock Exchange Composite Transaction section of the Wall Street Journal for the last trading day in the month of February of each year. (A director who is not a citizen of the United States may, at his or her election, receive such award in the form of cash.)  Notwithstanding the foregoing, the annual award of $45,000 to be distributed in March, 2008 shall be distributed in the form of cash.

3.               A director’s meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors, paid in cash.

Audit Committee Service

Each non-employee director who serves on the Audit Committee, other than the Chairperson, will receive an annual committee retainer fee of $11,000, paid quarterly, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee. The Audit Committee Chairperson will receive an annual retainer fee of $22,000, paid quarterly, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meeting.

Stock Option Compensation Committee Service

Each non-employee director of the Company who serves on the Stock Option Compensation Committee, other than the Stock Option Compensation Committee Chairperson, will receive an annual committee retainer fee of $7,000, paid quarterly, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at each meeting of the committee. The Stock Option Compensation Committee Chairperson will receive an annual retainer fee of $14,000, paid quarterly, a committee meeting fee of $1,750 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at such meeting.

Under the Plan, annual retainers will be paid in cash on a quarterly basis, as of the last day of each calendar quarter, and will compensate the non-employee director for services performed during such calendar quarter.

Fees for meetings of the board and all committee meetings will be paid in cash on a quarterly basis as of the last day of each calendar quarter, and will compensate the non-employee director for meetings attended during such calendar quarter.

Non-employee directors shall timely submit for reimbursement of reasonable expenses incurred in connection with meeting attendance, and the Company shall reimburse such expenses within two weeks after submission. In no event shall such reimbursement occur following the last day of the calendar year following the calendar year in which the expense was incurred.